As filed with the Securities and Exchange Commission on March 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Venator Materials PLC

(Exact name of registrant as specified in its charter)

England and Wales	98-1373159
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

Titanium House, Hanzard Drive, Wynyard Park,

Stockton-On-Tees, TS22 5FD, United Kingdom

(Address of principal executive offices, including zip code)

Venator Materials

2017 Stock Incentive Plan

(Full title of the plan)

Russ R. Stolle

Executive Vice President, General Counsel and Chief Compliance Officer

Titanium House, Hanzard Drive, Wynyard Park,

Stockton-On-Tees, TS22 5FD, United Kingdom

+44 (0) 1740 608 001

(Name, address and telephone number of agent for service)

Copies to:

Craig M. Garner
 Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130
(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, $0.001 par value per share	5,000,000 shares(2)	$3.97(3)	$19,850,000	$2,166

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional ordinary shares, $0.001 par value per share (“Ordinary Shares”) of Venator Materials PLC (the “Registrant”), which may become issuable under the Venator Materials 2017 Stock Incentive Plan (the “2017 Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction.
(2)	Represents an additional 5,000,000 Ordinary Shares that became available for issuance pursuant to an amendment and restatement of the 2017 Plan approved by the Registrant’s shareholders on June 18, 2020.
(3)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on March 1, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 5,000,000 Ordinary Shares for issuance under the 2017 Plan. In accordance with Instruction E to Form S-8, the contents of previously filed Form S-8 Registration Statement No. 333-219982 relating to Ordinary Shares issuable pursuant to the 2017 Plan are hereby incorporated by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Venator Materials PLC is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)            The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 26, 2021;

(b)            The Registrant’s Current Reports on Form 8-K filed with the SEC on January 4, 2021 and February 11, 2021; and

(c)            The description of the Registrant’s share capital set forth in the Registrant’s registration statement on Form 8-A filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 1, 2017, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant has entered into indemnification agreements with its directors and executive officers to indemnify them to the maximum extent allowed under applicable law. These agreements indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution or discharge of his or her duties. These agreements do not indemnify the Registrant’s directors against any liability attaching to such individuals in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director, which would be rendered void under the Companies Act 2006. The U.K. specific restrictions apply to directors but not officers.

The Registrant maintains liability insurance policies that indemnify the Registrant’s directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Association (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K (File No. 001-38176) filed with the SEC on June 19, 2020).

5.1+	Opinion of Latham & Watkins LLP, counsel of the Registrant.

23.1+	Consent of Deloitte & Touche LLP (Venator Materials PLC and Subsidiaries).

23.2+	Consent of Deloitte LLP (Venator Materials PLC and Subsidiaries).

23.3+	Consent of Latham & Watkins LLP, counsel of the Registrant (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

99.1	Venator Materials PLC 2017 Stock Incentive Plan (as amended and restated effective June 18, 2020) (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (File No. 001-38176) filed with the SEC on June 19, 2020).

+ Filed herewith

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wynyard, U.K., on March 3, 2021.

VENATOR MATERIALS PLC

By:	/s/ Simon Turner
	Name:	Simon Turner
	Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kurt D. Ogden and Stephen Ibbotson, jointly and severally, his or her attorneys-in-fact, each with the full power of substitution, for him or her in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Simon Turner	Chief Executive Officer, President and Director (Principal Executive Officer)	March 3, 2021
Simon Turner
/s/ Kurt D. Ogden	Senior Vice President and Chief Financial Officer (Principal Financial Officer), and the Registrant’s Authorized Representative in the United States	March 3, 2021
Kurt D. Ogden

/s/ Stephen Ibbotson	Vice President and Corporate Controller (Principal Accounting Officer)	March 3, 2021
Stephen Ibbotson

/s/ Barry B. Siadat	Director	March 3, 2021
Barry B. Siadat

/s/ Aaron C. Davenport	Director	March 3, 2021
Aaron C. Davenport

/s/ Daniele Ferrari	Director	March 3, 2021
Daniele Ferrari

/s/ Peter R. Huntsman	Director	March 3, 2021
Peter R. Huntsman

/s/ Heike van Kerkhof	Director	March 3, 2021
Heike van Kerkhof

/s/ Vir Lakshman	Director	March 3, 2021
Vir Lakshman

/s/ Kathy D. Patrick	Director	March 3, 2021
Kathy D. Patrick